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Below is the transcript for an investor call held by CNH Industrials N.V. on June 21, 2021:

Operator: Good morning and afternoon, ladies and gentlemen, and welcome to today’s CNH Industrial Conference Call and Webcast. For your information, today’s conference call is being recorded. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]

At this time, I would like to turn the call over to Federico Donati, Head of Investor relations. Please go ahead, sir.

Federico Donati, Director-Investor Relations Global, CNH Industrial NV

Thank you, Sara. Good morning and good afternoon, everyone. We would like to welcome you to the webcast and conference call for CNH Industrial acquisition of Raven Industries. This call is being broadcast live on our website and is copyrighted by CNH Industrial. Any other use, recording, or transmission of any portion of this broadcast without the expressed written consent of CNH Industrial is strictly forbidden.

We are pleased to have you here with us today our CEO, Scott Wine; and our CFO, Oddone Incisa, who would be hosting today’s call. They would use the material available for download from the CNH Industrial website. After their presentation, we will be holding a Q&A session.

Please note that any forward-looking statements we might be making doing today’s call are subject to the risks and uncertainties mentioned in the Safe Harbor statement included in the presentation material. Additional information pertaining to factors that could cause actual results to differ materially is contained in the company’s most recent report 20-F and EU Annual Report as well as other periodic reports and filings with the US Securities and Exchange Commission and the equivalent authorities in Netherlands and Italy.

I will now turn the call over to Scott.

Scott Wellington Wine, Chief Executive Officer, CNH Industrial NV

Thank you, Federico, and thanks also to everyone joining us today on such short notice. The acquisition of Raven Industries is a milestone in CNH Industrial’s digital transformation as Raven is a true pioneer in the precision tech space and a perfect strategic fit for our ag segment. I have frequently noted that while there are many products and businesses we can develop in-house or in conjunction with external partners, we will absolutely consider strategic acquisitions if we feel we need to grow faster or more profitably in a specific direction. With Raven, a key longtime supplier to CNH industrial and precision technology, we have the ideal partner to build our capability and jump the curve in a very competitive environment.

I would like to commend our CNH Industrial team, who have worked tirelessly to make this truly transformative deal happen. I would also like to acknowledge Ravens’ CEO, Dan Rykhus, and his excellent team, who have consistently impressed us with their knowledge of the business, dedication to quality, and customer-centric approach. Raven has been our technology partner and helped us improve over the years and we are confident that together we will grow faster and serve our customers better than either of us could have done independently.

Acquisition timing is determined by many factors, but the buyer’s preference is rarely a high priority, which I reference in regard to our ongoing On-Highway spin activities. The ideal situation would be to announce a major acquisition on the day the spin is executed, but wishful thinking is a waste of time and we are pleased to announce this transaction today.

With this acquisition, we add a depth of knowledge, capabilities, and expertise that accelerates our precision and digital strategy, differentiates us from our peers, and significantly improves our competitive position. This combination positions CNH Industrial as a leader in the precision agricultural space, notably in application control and autonomous solutions.

Raven is at the forefront of autonomy in the agricultural industry and their expertise will accelerate our time to market for these value- enhancing solutions. Raven Industries has built an impressively talented team with a cohesive innovation culture, deep-neck technical proficiency, and an ironclad commitment to solve great challenges for their customers.

Supplementing that with CNH Industrial’s manufacturing and product development resources strongly positions us to deliver cutting-edge application control, perception and autonomous capabilities to our end markets. Raven will also infuse CNHI with fresh ideas and talent and vice versa, spurring the next phase of our digital portfolio. This deal will also strengthen our global leadership position in sustainability while aligning our priorities and our customers as we help them improve yields while reducing inputs.

Numerous secular trends are impelling the increased adoption of precision and digital agriculture. Between growing population static to declining arable land to farm, incentives to drive cleaner and more sustainable farming and climate change, we need to be more efficient and environmentally conscious. This revolution in farming is now at an inflection point with the major adoption trends increasing globally. We aim to be a leading player and beyond this – at and beyond this inflection point, setting the standards and driving this agricultural revolution.

With market acceptance growing quickly, we project that a greater share of the future value pool will come from technology such as precision ag and autonomy compared to the legacy underlying machinery. As a result, it is crucial for CNH Industrial to own these capabilities.

Located in Sioux Falls, South Dakota, Raven was founded over 65 years ago and has created a leadership position in precision agriculture, high performance specialty films, and aerospace and defense solutions. With nearly $375 million in trailing 12-month revenues and over 1,300 employees, they have created groundbreaking products and solutions.

Raven’s Applied Technology Division, which I will refer to going forward as ATD, makes up over one $160 million in revenues with margins north of 20%, equivalent to an EBITDA of $36 million in the past 12 months, representing 40% of the company’s revenues and 50% of the company’s EBITDA. ATD develops agricultural products for application control, guidance and autonomy, and cloud and connectivity among others. These technologies both reduce farm costs and promote environmental-friendly responsibility through precision output control.

Raven’s Engineered Films Division is a leading provider of polymer films and sheeting for agricultural construction, geomembrane, and industrial applications. Their third business is the Aerostar Division, which designs and manufacturers stratospheric products like balloons for communications, logistics, and radar capabilities. Aerostar is Raven’s smallest business but boasts a double-digit margin profile, unique technology capabilities, and leading position in a niche market.

Over the past two years, CNH Industrial has been building a more cohesive precision ag strategy with Raven as a partner and also through acquisitions like AgDNA in 2019 and recent investments in innovative companies like Augmenta and Monarch Tractors (sic) [Tractor] . Integrating Raven addresses a fundamental gap in our capabilities. We will combine Raven’s talent, products, and customer-driven software expertise with ours to create and accelerate our portfolio in precision ag. Their innovative culture and disciplined execution will bring an integrated and seamless experience to our customers and dealers, extending Raven’s already significant field presence and elevating our three ag-related brands.

Our strategy for enhancing ATD’s value and exploiting synergies is threefold: first, to maximize the value of Raven’s existing portfolio by deeper and more unified integration with current CNH Industrial equipment and utilizing CNH Industrial’s global distribution for Raven’s existing aftermarket products. Second, to accelerate the development of new advanced precision agriculture features. And third, to spearhead the next generation of precision agriculture and autonomous products and services.

The transaction is expected to generate synergies for approximately $400 million of incremental revenues and more than $150 million of incremental EBITDA by 2025. This will be a significant value-creating investment for our shareholders and customers alike.

This will be an all-cash consideration with an acquisition price of $58 to Raven’s share. The transaction consideration will be fully financed with cash on hand and we believe will be sufficient liquidity to preserve our current credit ratings after the spinoff. Although this transaction is subject to the customary closing conditions and regulatory approvals, as well as the approval rating shareholders, we are confident that we can close the acquisition prior to the end of the current calendar year. The Raven business will be part of our off highway perimeter upon spinoff.

Raven’s Applied Technology Division has been setting standards of precision ag space for over 40 years. We believe that within Raven’s portfolio, ATD will advance revenue increases and margin expansion faster than the other divisions. ATD’s application controls are embedded in the [ph] cedar’s planters and sprayers to control the equipment to the proprietary field computers located in the cab. These controls work in concert with Raven’s leading guidance and steering autonomy connecting through ATD’s machine and fleet management systems. In the cloud, Raven Slingshot platform integrates the status so farmers can see in real time where their fleet of machines are working, what they are doing, and monitor application rates and more.

ATD’s product suite also supplies AI-driven analysis of machine and agronomic data, providing a grower with tailored recommendations. Generating up to 20% in efficiency gains, this system is poised to grow revenues business – Raven’s business and hours.

Raven has tested and commercialized several autonomy products and systems through their OMNiDRIVE and OMNiPOWER platforms, which are currently operating in customers’ fields. The demand for autonomous technology in agriculture continues to grow, and we believe the combination of CNH Industrial and Raven is in a very strong position to capitalize on the sizable opportunity by delivering technological and equipment-based solutions for the next-generation agriculture.

A good example of this is Raven’s OMNiDRIVE product, the first driverless ag technology for tractor-pulled grain carts used in harvesting operations. OMNiDRIVE allows farmers to intelligently and remotely command the driverless tractor, pulling a grain cart in sync with the harvester. The harvester can offload onto the autonomous grain cart on the go in the field and then instruct the grain cart to return to the predetermined unloading area, all without an operator in the tractor cab. Another example is OMNiPOWER which extends autonomy to sprayers, spreaders, and other equipment through a fully autonomous tool carrier, enhancing sustainability by improving crop quality and lowering farm cost and reducing inputs.

While Engineered Films and Aerostar have a less obvious fit with CNH Industrial, their specialized technological capabilities and strong market position in their respective sectors make them strong and consistent generators of value. Engineered Films delivers products such as ag storage covers, Engineered Films delivers products such as ag storage covers, construction barriers, and pond liners. It has been consistently generating strong returns and have significant growth potential due to its specialized and competitive position in the market achieved through technological advances and high-quality polymer films, sheeting, and composites.

Aerostar is a global leader in stratospheric technologies delivering situational awareness and total perception solutions with applications in specialized balloons and radar equipment and logistics support. Their specialty is long range communications from obscure or remote locations and tackling connectivity challenges in the low infrastructure areas including some served by our customers. This is a small but attractive piece of the portfolio mostly focused on aerospace and defense, producing strong margins and specialized customer demand. Overall, these two businesses booked around $215 million of revenues and about $36 million of EBITDA in the last 12 months.

We intend to undertake a strategic review of the Aerostar and Engineered Film segments to best position these businesses for continued success. CNH Industrial’s commitment to sustainability is a long-term priority, and we have set key targets to align the United Nations’ sustainable development goals. Three of our goals specifically apply here, ending hunger, ensuring sustainable consumption and production patterns, and taking urgent action to combat climate change.

We’re working hard on these goals and are proud to have a leading position with our over a decade inclusion in the Dow Jones Sustainability Index. Our intention is to create a better tomorrow through innovation and Raven will significantly contribute to that. At a high level, this transaction unites a leading agriculture and construction equipment manufacturer with a premiere technology company specializing in connected agriculture. We are acquiring valuable core capabilities and precision agriculture and advanced autonomy as well as products and solutions both in development and in the field. We’re also acquiring a storied brand in North America with strong product portfolio, which CNH Industrial will extend worldwide via our global dealers and distributors.

Raven brings important capabilities in-house, adding talent, and innovative culture and seamless integration to lay the foundation for continuous improvement and ultimately better user experiences for our customers.

To conclude, well, we have recently added several key capabilities and precision agriculture through investments or acquisitions. This transaction is truly transformative and accelerating our ability to bring market integrated innovation that will drive efficient and sustainable farming.

That is all for my prepared remarks. Sarah, please open the line for questions.

Q&A

Operator: Thank you. Ladies and gentlemen, today’s question-and-answer session will be conducted electronically. [Operator Instructions] We’ll take our first question from Steven Fisher from UBS. Please go ahead.

Q – Steven Fisher – Analyst, UBS Securities LLC: Thanks very much and congratulations on the deal. What if you just talk a little bit about the deal history here? How long was this being considered as you met with dealers in recent months to what extent were they suggesting this as a strategy? And Scott, generally, what was your role in this or was it more kind of a board decision please?

A: Steven, those are excellent questions. As I’ve said and some of you may know Raven has been a longtime supplier to CNH Industrial. They’ve been a true partner with us. So, we’ve known the business well specifically the ATV division for sure. We’ve been in various discussions about our relationship for some time. And about three months ago, they – we were informed that their board had decided to enter a process. This was a typical seller-driven process, a competitive bidding situation, and we’ve worked through it. And actually, as I said in my prepared remarks, very proud of how our team has worked through this multiple rounds of bidding. But we’ve always felt because of our relationship and because of our portfolio that we were the best buyer, and we were pleased to proceed with the winning bid here.

During my dealer visits, I have regularly asked about the perception of Raven. And I mean, literally, without fail, it has been an extremely positive reaction from dealers. Specifically, our largest dealer, Titan Industries is a dealer for Raven and has been very, very complimentary of their product offerings and services and – so, no, we’ve – every – we did extensive due diligence.

But part of it was my personal engagement with dealers across the country about what they thought of it. And everybody has come back and said that it was a very good move for us. So, we’re very pleased to be able to get this contract in place. But again, it was a very competitive bidding process and we’ve worked hard for the last three months to bring it home.

As far as my involvement, I was very, very involved. Obviously, because it’s been several months, we’ve been able to bring the board along with us every step of the way. And their involvement and advice has been extremely helpful.

Q: That’s terrific. And how much revenue out of curiosity does Raven generate from CNH versus other competitors such as AGCO or [ph] Deere or anyone else on the OEM side as well as the aftermarket directly? And what’s the potential for that revenue from the competitors to stick?

A: We’re about 30% of their ATD division between all of the various – the products that we integrate and also the products we sell in aftermarket. We are their largest single customer for ATD. AGCO is a big customer. And certainly, we believe that because the solutions are so good, we will still work to service their current OEM customers.

Q: Okay. I’ll turn it over to others. Thanks.

A: Thank you.

Operator: Thank you. We’ll take the next question from Ann Duignan from JPMorgan. Please go ahead.

Q – Ann Duignan – Analyst, JPMorgan Securities LLC: Hi. Good morning. It’s Ann Duignan.

A: Good morning, Ann.

Q – Ann Duignan – Analyst, JPMorgan Securities LLC: Morning. Just following up on the last question. Could you walk us through in much more detail the revenue synergies to the point that there has to be some risk that you will lose some other OEM customers? And also, there has to be some risk that you’re going to displace some existing CNH revenues. It may not be material, but I would think that there are some revenues within CNH that are coming from some of these products right now. And then how specifically are those revenue synergies going to be generated specifically and, in particular, if [ph] Titan is already a big Raven customer and they’re your largest dealer.

So, talk about gross revenue synergies versus net revenue synergies? And then, my follow up would be any kind of antitrust red flags that we should be aware of, just given the size of the customer relationship with Raven?

A: Yes. Let me just start with the last question though. We believe that the antitrust risk is very, very low. As you know, there are a number of players in this type of precision technology space and we, as an OEM, and other OEMs have either built or acquired similar technology, so we think it’s a kind of a straight down the middle for us, as it may not have been for other bidders in this. But for us, we believe it’s a straight down the middle regulatory approval.

As far as the revenue synergies, I mean, as you can imagine in a deal this size for us the first one we’ve done, the financial model was extremely rigorous. And we did anticipate the risk of losing some of the OEM customers. The big – let me just walk through kind of how we’re looking at revenue synergies and – normally in – I come from an industrial background and you always discount the heck out of revenue synergies because you want to get after the cost synergies. But truth be told, this is really about building capability for us. And so, we think the revenue synergies and it which can be very profitable revenues, the high margin revenue synergies have to be considered.

The first and foremost though, we believe they’re – they are predominantly – they do sell internationally, but they’re predominantly a North American player. So one of the initial opportunities just for us is to take their current product portfolio and extend it through our global distribution network. As you know, we are incredibly global company. So that does offer a very real-time time opportunity for us to do that. And that will be an ongoing effort because as you know the aftermarket products are quite profitable. So, we’ll look to do that. Again, there’s good overlap here in North America. It’s not – not a ton of incremental opportunity here, but South America and Europe offer really good opportunities for incremental growth with their current portfolio.

Secondly, you know, as you know, we’ve got AFS Connect and some really, really good precision tools in our current product portfolio. But bringing in Ravens’ technology capability specifically related to autonomy will be a key revenue driver for us mid-decade as we get it integrated into our products. And that’s the second, but probably larger opportunity for us.

And then third, there’s the DOT Farm Services tools that we can provide that we think will be helpful. But I mean at the end of the day, what we’re buying is essentially a tech hub in Sioux Falls, South Dakota that significantly enhances our capability to provide precision and autonomy across the product suite of units industrial products.

And you know currently it’s all agriculture, but you know I’ve talked to Dan about what it would take to apply it to construction equipment. And you know he gave his gambles of what others have done and then certainly sees that as a possibility as well. But those are key revenue drivers and how we expect to expand profitable growth through this transaction.

Q: Okay. And just to be clear, there are no construction equipment, synergies incorporated into the current financial outlook?

A: None in the model, but we’re always looking for upsides to what we planned. And that would be one that we would evaluate to see what the potential would be. But you know we’ve got a very near term.

– we probably got the next two years of product desires spelled out. So, I wouldn’t look at it as a as a quick – construction would be a fast follow, not something we would do right away.

Q – Ann Duignan – Analyst, JPMorgan Securities LLC: Okay. I’ll leave it there in the interest of time and get back in queue. Thank you.

A: Thank you, Ann.

Operator: Thank you. The next question is from Ross Gilardi from Bank of America. Please go ahead.

Q – Ross Gilardi – Analyst, BofA Securities, Inc.: Hey, good morning, guys.

A: Good morning.

Q – Ross Gilardi – Analyst, BofA Securities, Inc.: Can you just talk a little bit more about the future role of Raven’s management team, [indiscernible] referred to Sioux Falls as probably being your new technology hub. But what role will they play in the company post split?

A: Yeah. I commented on the – how pleased we’ve been with their management team and really Dan has great to work with. We’ve not decided on – we just really like the team. Their engineering leadership is exceptionally strong. But certainly, we – again, this is not about synergies that we’re trying to create with their management team, we really are going to try to build capability there. And ultimately, that’s going to take that that team to help us do that. I mean, we are really encouraged by what we found in leadership and capability amongst the Raven team.

Q – Ross Gilardi – Analyst, BofA Securities, Inc.: Okay. And then, can you talk a little bit about the two other non segments – to non-ag segments and longer term, I mean do you – are these most likely divestiture candidates as you progressed through the initial stages of the integration and so forth, or do you see them remaining a core part to CNH?

A: No. I think we’re going to certainly do a very strong strategic review. I will admit I didn’t know much about the films or Aerostar business when I got into this. What I’ve what I’ve learned through the process is that they are quite profitable. They really serve kind of market niche opportunities which allows you to get higher margins most times. So we’re going to look to these businesses have done well. They have a bright future. And we’re going to look for how do we continue to put these positions for businesses for ongoing success. But I do think the primary focus is ATD and the capability that we’re getting there. And we’ll look for opportunities to find the best home and pass for these businesses going forward. But we’re really encouraged by what we’re buying and including these assets because they are very strong businesses. But we’ll certainly conduct a strategic review in the months and years ahead.

Q: Thank you.

Operator: Thank you. We’ll take the next question from David Raso from Evercore ISI Group. Please go ahead.

Q – David Raso – Analyst, Evercore ISI: Hi. Thank you. I’m trying to better understand the buckets of the EBITDA synergies. So, the target is $150 million. If you can break it down between the three buckets, the first bucket of the – essentially the global distribution rollout, can you help us kind of break apart the $400 million in revenue synergies between the global distribution, the new product advancement near-term opportunities, and then the next gen autonomy?

And then other any cost-outs? What I’m just trying to figure is this, we get $400 million of incremental rev and we think we can generate $150 million on a $400 million of revs or are there other cost outs involved to get the $150 million of EBITDA?

A: Yeah. All right. Oddone, I’ve opined in on this topic enough, why don’t you add a little bit of clarity for us?

A – Oddone Incisa della Rocchetta – CFO & President-Financial Services, : Yeah. So, we have – roughly we talk of 2025 revenue

– synergies of revenues. And I will say, 50% comes from acceleration of the autonomy programs and cross-sell of autonomy. Around 25% comes from increased sales of our [ph] owned whole goods and market share gain. 20% comes from increased sales of Raven aftermarkets, thanks to our dealer footprint and global footprint and global distribution and also from [ph] internalization of what we’re buying today from Raven.

In terms of…

Q – David Raso – Analyst, Evercore ISI: Isn’t it – Sorry, please. Go ahead [indiscernible] cost side as well.

A – Oddone Incisa della Rocchetta – CFO & President-Financial Services, : Yeah. On the cost side, I would say that is relatively limited. We have some, you know, corporate of being a public company cost. That of course, will be avoided with us integrating Raven. And we will have some purchasing synergies, which we estimate around 3% of their purchasing cost.

Q – David Raso – Analyst, Evercore ISI: Okay. So essentially, this company even say – I assume most of this is coming from Applied Tech Division, correct? I mean, it will – that’s…

A – Oddone Incisa della Rocchetta – CFO & President-Financial Services, : All of it. All of our – yeah.

Q – David Raso – Analyst, Evercore ISI: So, that’s a business today with 22% EBITDA margins. But you think the incremental $400 million of revenue can provide almost 38% EBITDA margins, right? The $150 million on the $400 million.

And I’m just trying to understand why the margin’s so much selling through you than what they’re doing. Is it simply a scale issue? Is it the new products coming out are inherently going to be a lot more profitable? It just seems like a mismatch and you can be so much more profitable generating revs than they can if there’s not a cost out.

A: Well, you think how much of this will be aftermarket sales would typically have a higher margin. You’d think at the scale of integrating their business into hours. And you’d think that gross margin today is around 50%. So, you have – you have that flowing to – into EBITDA much easier on a large organization than it is on their own organization.

Q: So, sort of inherently, there’s some cost synergies from a scale perspective, then also a mix of that $400 million you hope is enough aftermarket, which obviously probably has above current ATD segment average margins, right, the 22% sort of mix…

A: Correct.

Q: …and call it scale/something like SG&A savings.

A: And there’s going to be more in autonomy, which is a lot of innovation in there, right. [Multiple Speakers]

Q: Okay. And quickly, apologize if I missed it in the prior answer. Are there conversations underway already with the future of Engineered Film and Aerostar? I mean, just, when you went into this, are there already some conversations laying out a little bit how to value those if you didn’t want to dispose of them and who the buyers would be?

A: There…

A: No, they’re not in that – I’m sorry.

A: No, but – I’m just – we did evaluate that looking at it. We talked to various people and we realized that these are quite valuable assets that we didn’t need to do a fire sale on, really. I mean, it was – we could have divested of them with the process. And there’s just too much value here to be extracted.

and we want to work with that team to make sure we do that.

Q: Okay. Thank you very much. Appreciate it.

Operator: Thank you. We’ll take the next question from Kristen Owen from Oppenheimer. Please go ahead.

Q – Kristen Owen – Analyst, Oppenheimer & Co., Inc.: Hi. Good morning. Thank you for taking my questions. If we could come back to the revenue synergies, just wondering if you could talk about that 20% of sales uplift that you’re expecting from the autonomy rollout, how you’re thinking about that in terms of the cadence and if you could speak specifically to some of the product launches that were in Raven pipeline such as the OMNiDRIVE technology that was expected to come this year?

A: Well, I think the biggest opportunity in the near term is to take some of their precision solutions and build them out across the CNH Industrial portfolio. And we’ve seen that work already, but just that’s the biggest opportunity in the near term. And it’s just really the revenue synergies come from these end-to-end seamless integrations with our products that it’s just hard to do when you’re dealing with a third party.

Even though we’ve got a close working relationship, they weren’t fully integrated in our development and it’s taken that what they’re so good at is understanding the customers’ needs and embedding those solutions for those needs in software and that we are not as good at that. And so as they do that, we believe – and as you’ve seen it with our products, with our competitors’ products, when you provide these integrated digital precision solutions, they’re higher margin higher revenue opportunities that we expect to progress.

That’s easier and faster with precision because that’s what we both know a little bit. But autonomy is really coming fast. And, you know, because they’ve got staff deployed in the field staff, how about that for a technical term, you know, they have equipment the field deployed now that they’re learning from and they’re using. I’ve actually seen it and used myself. And so, understand the benefit it can provide.

And think about it. As I’ve been out talking to farmers, the labor shortage is real and probably not going to be solved anytime soon. So, when you can bring autonomous solutions that decrease the need for labor, which will be one of the targets we provide, that will be a couple of years out. So, the reason for the revenue synergy is really taking place in 2025, 2026 is about ability to integrate that capability over time. But it really is that order. It’s seamless integration and precision, and then seamless integration of autonomy that we expect to drive the growth for Raven within our business.

Q: And then, if I could ask a follow-up just on the strategic review process for Aerostar and the Engineered Films Division, you know, can you talk about how you’re thinking about your ability to extract those businesses from Applied Technology? Is there any shared technology gains there?

A: Well, they’re – they set the businesses up to run independently. They’ve done a nice job. I don’t know if they were anticipating it. But, certainly, they’ve done that already, so it wouldn’t be that difficult to necessarily extract. But they’re – they really serve different markets. And I think us understanding those markets, how we create incremental value while we’re the owner, and really just working with the team to make sure that we position those businesses for ongoing success for us while we have it or for a potential another [indiscernible] in the future. But that will be the goal is just ongoing profitable growth for both of those for the future.

Q: Great. Thank you so much.

Operator: Thank you. We’ll take the next question from François Robillard from into Intermonte. Please go ahead.

Q – François Robillard: Hi. Good afternoon, everyone, and thank you for taking my question. Just a quick one if I can come back on the top line synergies, especially the ones related to autonomous farming. In the Capital Markets Day back in 2020, Raven presented its expected revenue growth for its Raven Autonomy solution that pointed to about $300 million in revenues by each decade. Just how much – how did you consider the forecasts in your [indiscernible] model and how much of these are included in your revenue synergy?

A: Without going too much into detail, I would say we took a haircut on their own existing model, and we added what is coming from the integration with us. So, their base case is – which is reflected in our numbers is probably shorter from what I had, but then we see a much bigger potential from the integration, which is [indiscernible] .

Q – François Robillard: Okay. So, your model includes more income and you generated views on the organic growth of the business? There is not much of this organic side included in your assumptions, I guess?

A: I would say that is coming from their technology, but I would say that their technology gets enhanced when it is included into our system if you want. And that’s the revenue synergy.

Q: Okay. Thank you.

A: Yeah. I think it’s probably about 50/50. You know 50% is going to be what they were already going to do. And then we can just add so much as it comes to integrating it into our tractors, combines, sprayers, and whatnot. So, it – we can certainly be – I mean that team is really, really good. I mean what we’ve seen them do, and I don’t want anyone to take away from this call, but we’re going to come in and suddenly make them way better. What we are going to do is give them a lot bigger playground to play in where they get direct access to our machines. We can pick and choose. So, instead of trying to target a third parties product I mean they become part of an OEM and can really integrate in and with our technical team. And that that really does start to accelerate growth over time.

Q: Okay. Thank you.

Operator: Thank you. We’ll take the next question from Nicole DeBlase from Deutsche Bank. Please go ahead.

Q – Nicole DeBlase: Yeah. Thanks. Good morning and thanks for taking the question. So, maybe just starting with what you guys will have post read. And if you look at the precision ag offering for, you know, what’s the CNH has today and what Raven brings, do you feel like it’s a pretty full suite offering or are there additional white spaces in the new portfolio?

A: It is a much fuller suite. It’s – I’m not sure my mom would like me seeing fuller on a call – but it’s a much more full suite of offerings, but it’s certainly, by no means, complete. You know, we have a lot of [ph] conditional work to do. We have additional partners that will continue to buy certain technologies and capabilities from, but it dramatically enhances our capability. So, it’s that dramatic increase in capability that we’re buying, but we’re, by no means, saying that this is a complete of what needs to be done in this space that’s continuing to evolve and its importance and that the market it serves and how it serves those markets. But it is a – it’s a very, very big step up.

Q – Nicole DeBlase: Got it. Thanks, Scott. And then just as a follow-up. How do you guys think about the investment dollars that will be required to put into the partnership to drive these revenue synergies?

A: Yeah. Well, that’s one of the synergies we really like is that if you think about what we’re already investing in R&D in this kind of stuff, we think it will be relatively small simply because they were investing money, we were investing money, and now we just – with just one investment in precision technology, so there likely will be a little bit more and autonomy, but not significant advancements in our R&D spend from a percent basis.

Q – Nicole DeBlase: Okay. That’s helpful. Thanks. I’ll pass it on.

Operator: Thank you. We’ll take the next question from Ann Duignan from JPMorgan. Please go ahead.

Q – Ann Duignan – Analyst, JPMorgan Securities LLC: Yeah. Hi. I just wanted to follow-up on the synergies from slide 7. I just want to make sure that from a modeling perspective, we’re looking at this the right way. These are revenue synergies on top of whatever you anticipate the base revenue will be, and similarly, for the EBITDA.

And then on the revenue synergy side, I think you said 20% would come from core market share gains. If you could give some examples of where those might happen? I know you talked to International, but specifically where internationally do you think some of the market share gains and specifically within what product segments?

A: So, revenue synergies, yes, you are correct, are on top of the revenue streams coming from both companies into the merger. And then it’s – Scott, do you want to comment on the products?

A – Scott Wellington Wine – Chief Executive Officer, : Well, I mean, I don’t know if you’re – there’s two ways to look at it. There’s the big – the first big revenue synergy, as we talked about, was just selling into the regions where they’re not very strong right now. It’s Europe, Australia, Ukraine, Russia, LatAm. I mean, just – that’s a really big and important opportunity.

Across the portfolio, what we’ve seen as we offer AFS Connect in more of our products, there’s a much higher adoption rate of our vehicles and we think it’s – and sometimes that includes market share gains. So we believe as we integrate this, and obviously the first opportunity is in tractors and sprayers but we think it’s going to apply across the portfolio over time.

Q – Ann Duignan – Analyst, JPMorgan Securities LLC: But any specific brands and any like – will this specifically help New

Holland in Europe or Case in Brazil or any specific examples?

A – Scott Wellington Wine – Chief Executive Officer, : Well, I think the biggest example certainly is the cash crop markets and that Case is a little bit stronger in that in North America so therefore, that’s where it’s grown. In fact, we do think in the specialty markets where New Holland is very strong that there’s opportunities to take this capability and technology and advance our already high market share positions, but certainly, across the portfolio really – and you and you probably understand more than most, how sophisticated our combines are. And so, as we add this capability to those machines, we think we can take our market positioning in both brands and improve it.

Q: Yes. That makes sense to me. Thank you. Appreciate it.

Operator: Thank you. Our final question is from Mario Gabelli from GAMCO Investors. Please go ahead.

Q – Mario Gabelli: Oh, thank you. Scott, a quick question, you have several directors that are involved in the automobile industry. They talk to you about the autonomous capabilities for any of the non-construction non-ag type of vehicles?

A – Scott Wellington Wine – Chief Executive Officer, : Yeah. We had a – I mean, we’ve – like I said, in the earlier, we’ve got a really engaged and strong board. And autonomy was a key point of discussion at several of the meetings leading up to this. And I think the importance of that conversation was differentiating between what level four, level five is in on the on-road segment versus what is required in the off-road segment.

The technologies harder in some cases because you don’t have street signs in lanes on – in farms. But it’s also easier because you don’t have the risk, both because of speeds and because of the – what else is around. So, that’s why it’s – we believe autonomy will actually advance faster in the farming community than it will in the on-highway space.

Q: Thank you. I – that part, we can understand. I was just taking your background at a previous company and looking at some of those vehicles as well. But thanks very much. I look forward to tracking your success.

A: All right. Thank you.

Operator: Thank you. That will conclude the question-and-answer session. I would now like to turn the call back over to Federico Donati for any additional or closing remarks.

Federico Donati, Director-Investor Relations Global, CNH Industrial NV

Thank you very much to everybody and have a nice day. Thank you.

Operator: That will conclude today’s conference call. Thank you for your participation, ladies and gentlemen. You may now disconnect.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction between CNH Industrial and Raven, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, plans, objectives, expectations and intentions of the parties with respect to the transaction, CNH Industrial’s, Raven’s and/or the combined group’s estimated or anticipated future business, performance and results of operations and financial condition, and other statements that are not historical facts. These statements may include terms such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, or similar terms. Forward-

looking statements are not guarantees of future performance. Rather, they are based on CNH Industrial’s and Raven’s current state of knowledge, expectations and projections about future events and are by their nature, subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, persons reading this communication are cautioned not to place undue reliance on them.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that Raven stockholders may not approve the transaction; the failure to obtain necessary regulatory approvals or that such approvals will subject to conditions that are not anticipated; risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner; adverse effects on CNH Industrial’s or Raven’s operating results because of a failure to complete the proposed transaction; the failure to realize the expected benefits and synergies of the pending acquisition; the failure to successfully and effectively integrate Raven’s businesses; significant transaction costs and/or unknown or inestimable liabilities; risks related to potential litigation associated with the proposed transaction; risks related to financial community and rating agency perceptions of each of CNH Industrial and Raven and its business, operations, financial condition and the industry in which it operates; risks related to the disruption of management time from ongoing business operations due to the proposed merger; failure to realize the benefits expected from the proposed merger; effects of the announcement, pendency or completion of the proposed transaction on the ability of CNH Industrial or Raven to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; general economic and business conditions that affect the combined companies following the consummation of the pending acquisition, including the significant economic uncertainty and volatility caused by COVID 19; changes in government policies regarding banking, monetary and fiscal policy; legislation, particularly pertaining to capital goods-related issues such as agriculture, the environment, debt relief and subsidy program policies, trade and commerce and infrastructure development; government policies on international trade and investment, including sanctions, import quotas, capital controls and tariffs; volatility in international trade caused by the imposition of tariffs, sanctions, embargoes, and trade wars; development and use of new technologies and technological difficulties; and other similar risk and uncertainties and the success of CNH Industrial and Raven in managing the risks and uncertainties involved in the foregoing. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with the foregoing factors.

Any forward-looking statements contained in this document speak only as of the date hereof and CNH Industrial and Raven disclaim any obligation to update or revise any forward-looking statements. Further information concerning CNH Industrial and Raven and their respective businesses, including additional risks and uncertainties, are included in CNH Industrial’s reports and filings with the SEC, the Autoriteit Financiële Markten and Commissione Nazionale per le Società e la Borsa and Raven’s reports and filings with the SEC.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, Raven Industries, Inc. (“Raven”) will file a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”), as well as other relevant materials regarding the transaction. Following the filing of the definitive proxy statement, Raven will mail the definitive proxy statement and a proxy card to its shareholders in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF RAVEN ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED

WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CNH INDUSTRIAL N.V. (“CNH INDUSTRIAL”), RAVEN, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain copies of the proxy statement (when available) as well as other filings containing information about CNH Industrial and Raven, without charge, at the SEC’s website, http://www.sec.gov, and Raven stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Raven.

Participants in Solicitation

Raven and its directors and executive officers, and CNH Industrial and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Raven is set forth in the proxy statement for Raven’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2021. Information about the directors and executive officers of CNH Industrial is set forth in CNH Industrial’s annual report on Form 20-F for the year ended December 31, 2020, which was filed with the SEC on March 3, 2021. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.